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Exhibit 10.50

ONCURE MEDICAL CORP.

February 4, 2010

Duane Choate
OnCURE Medical Corp.
188 Inverness Drive West, Suite 650
Englewood, CO 80112

  Re:
  Retention Bonus

Dear Duane:

As you know, OnCURE Medical Corp. (the "Company") is currently reviewing strategic alternatives for the Company. We consider your continued contributions important to the success of these endeavors and in order to reinforce and encourage your continued dedication and efforts, we have determined to provide you with a special bonus opportunity as described below.

In the event that you remain continuously employed with either the Company or any of its successors through the earlier of: (i) December 31, 2010, (ii) the 30th day following the appointment of a new Chief Financial Officer of the Company, (iii) the six month anniversary of the consummation of a strategic transaction resulting in a Change of Control (as defined in your employment agreement with the Company), or (iv) your termination without Cause (as defined in your employment agreement with the Company) within six months following the consummation of a strategic transaction resulting in a Change of Control (as defined in your employment agreement with the Company), you shall be entitled to receive a one-time cash bonus of $500,000, subject to applicable withholding (the "Bonus"). The Bonus will be paid on the first regular payroll date following the date the Bonus is earned, but in no event later than January 15, 2011.

The Bonus shall not affect your right to any severance or other bonuses that may be payable to you by the Company, whether or not pursuant to your employment agreement with the Company. Any amounts earned under this agreement are excluded from the definition of EBITDA under any Executive Incentive Program ("EIP"). If employed through December 31, 2010 and the 2010 EIP Bonus Targets are achieved, the 2010 bonus amounts eligible under such plan shall be earned and then paid at the same time as other eligible employees but in no case later than April 15, 2011. No amounts paid under this agreement or any other agreement with the Company (or any successor entity) shall be reduced by any amounts to avoid payments under Section 280G of the Internal Revenue Code.

This agreement sets forth our entire understanding and supersedes all prior agreements, promises, covenants, arrangements, communications representations or warranties, whether oral or written, by any officer, employee or representative of the Company in respect of the subject matter contained herein, including, without limitation, any offer letter, bonus or severance agreement between you and the Company. In addition, nothing contained in this letter agreement shall confer upon you any right to continue in the Company's employ or interfere in any way with the at-will nature of your employment.

[Signature Pages Follow]

Please sign and return to the Company a copy of this letter, which shall then constitute our agreement on this subject.

Sincerely,
/s/James Nadauld	/s/Rob Weltman
James Nadauld	Rob Weltman
Compensation Committee	Compensation Committee
Director	Director

Accepted and agreed:

/s/Duane Choate	Date: 2-8-2010
Duane Choate

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  Exhibit 10.50